On December 11, 2008, the Board of Directors adopted a resolution changing the Corporation's statement of "Other Investment Policies" contained in its most recent Registration Statement or elsewhere so as to permit the Corporation to invest in the securities of other investment companies, including but not limited to money market funds, without the prior approval of the Board of Directors.